BUDGET CAR AND TRUCK RENTAL

                               October 23, 1989

                                    BY HAND


BUDGET RENT A CAR OF SOUTHERN CALIFORNIA, a California General Partnership
150 South Doheny Beverly Hills, California 90211


BRAC-OPCO, Inc., a California Corporation
150 South Doheny
Beverly Hills, California  90211


Attn:    Jeff Mirkin
         John O'Rourke

         Re:      Licensing of New Territories


Gentlemen:

     This letter will set forth the terms and conditions under which Transportation and Storage Associates ("TSA") will license BRAC-OPCO, Inc. to the territories (collectively, the "Territories") set forth below.

     The Territories will include the following general areas:

                  1.       Downtown L.A.
                  2.       Midtown L.A.
                  3        South Bay/Torrance
                  4.       Norwalk, Whittier, La Habra (excluding La Mirada)
                  5.       Pasadena, San Gabriel area
                  6.       Covina (excluding City of Industry and territories
                           franchised to others such as Alhambra, etc.)
                  7.       Palm Springs, Indio Corridor

     The precise territories, of course, will be as set forth in the specific franchise agreements. There will be a separate franchise agreement for each territory.







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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 2


     Minimum Performance or Penetration Requirements. The following shall set forth the penetration requirements, in general terms, we agree upon.

     The following schedule of vehicles required does not include (i.e., is in addition to) trucks owned and operated by Budget Rent a Car Corporation in their One Way Truck Rental Program. The subject of penetration requirements and performance standards is discussed in detail in the franchise agreement but, in general, we will agree to the following market penetration.


                                 Year 1   Year 2    Year 3   Year 4   Year 5
                                 ------   ------    ------   ------   ------

Downtown L.A                         50      100      150      200      250

Midtown L.A                          10       20       30       40       50

South Bay/Torrance                   10       25       50       70      100

Norwalk, Whittier, La Habra          15       30       40       50       60
(excluding La Mirada)

San Gabriel area, Pasadena           15       30       60       70      100

Covina (excluding City of            10       20       25       50       75
Industry and territories
franchised to others, such
as Alhambra, etc.)

Palm Springs, Indio                  10       20       30       50       75



     During each twelve month period subsequent to the sixtieth (60th) month for which the franchise is renewed, you shall maintain available for rental a yearly average of vehicles increasing by one vehicle for each and every increase in population of 10,000 individuals (including transient population or daily workers) for the specific territory, determined using a base year population for 1994 and increased based upon the population growth since 1994 on each year of renewal. Franchisor shall provide the licensees with a census study from a reputable third party in the event Franchisor asserts performance requirements based upon transient population or daily workers that are not included in governmental or chamber of commerce or similar reports.







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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 3


     The foregoing performance schedule shall be exclusive of mini-passenger vans and certain other multi-purpose vehicles. The precise vehicles involved and the licensing of those vehicles are subject to the final determination of a dispute that has arisen between our company and Budget Rent a Car Corporation, an Illinois Corporation and Budget Rent a Car of Southern California. In the event the dispute is resolved favorably to our company, and assuming your franchise agreements are otherwise effective and not in default, these vehicles will be included within the vehicles licensed under the franchise agreements subject to minimum performance or penetration requirements for such vehicles equal to the greater of (1) the number of such vehicles operated on the effective date of this letter agreement, or (2) the number of such vehicles operated on the effective date of the franchise agreements, for each territory licensed respectively. Said performance requirements shall not increase further during the first five years of the franchise and shall thereafter increase only as specified in the performance schedule based upon population growth for the respective territories.

     Also, your franchise agreement will be subject to the prior approval of Budget Rent a Car Corporation.

     From all Budget car rental offices in all of your territories, you shall have available and offer to the public the full complement of vehicles licensed in connection herewith, in a prompt manner for servicing customers, even if vehicles are shuttled from the Master facility within a specific territory to a smaller car and truck facility. The Master facility required for each and every territory is discussed below in further detail.

         Upon renewal of your franchise, it is understood and agreed that the then current or renewed form of your franchise agreement may include terms and conditions upon renewal that may be materially different from those contained in your original franchise agreement, and may require you to expend additional sums for capital improvements or otherwise, to conform to the franchisor's then current standards of performance. However, royalties and other payments for the rights licensed in the franchise agreement payable to Franchisor will not be increased upon renewal; provided, that Franchisor has no control over the One Way Truck Rental Program or fees charged by Budget Rent a Car Corporation and those fees charged by Budget are subject to change, and changes may arise in the future due to new, altered or experimental programs developed by Budget.

     In order to meet the minimum performance schedule for the number of vehicles to be maintained in any given territory, once you are noticed of a deficiency in the number of vehicles being operated in any given territory, you will not be deemed to have cured the deficiency unless the aggregate number of vehicles in all of your territories increases by the amount of the deficiency in the territory for which notice is served; provided, however, that if there is another territory or territories for which the number of vehicles maintained for rental on an average daily






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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 4


basis over the previous six months exceeds the minimum number of vehicles required in said other territory or territories, then vehicles may be removed from the territory or territories with the excess vehicles to the deficient territory without the requirement that the overall number of vehicles for all territories be increased.

     Additionally, in the event of a deficiency in the number of vehicles required for a specific territory, in order to effect a cure, the number of vehicles available for rental in the territory with a deficiency must increase to the extent required to cure the deficiency for the specific territory.

     In the event there is a notice of deficiency in the minimum vehicle requirements and a cure affected or attempted by the Franchisee, the minimum number of vehicles required for each and every day following the cure shall not fall below the then effective minimum performance requirements. In the event the minimum number of vehicles maintained for rental for the territory falls below 75% of the minimum vehicles required on any one or more days following a notice of deficiency and a subsequent affected or attempted cure thereof, then, in addition to the other rights and remedies of the Franchisor, the Franchisor may terminate the franchise for the territory in question or may convert the franchise for the territory to be non-exclusive in nature, at the discretion of the Franchisor and without further notice nor the opportunity to cure. Nothing contained in the previous sentence shall limit the rights or remedies of the Franchisor in the event of a default in vehicle requirements following a default and subsequent affected or attempted cure.

     You or your successors shall not move vehicles among the various territories in an attempt to defeat the minimum number of vehicles required in any given territory, either before or after notice of the deficiency is served, except in accordance with the above discussion concerning the situation where there are more vehicles than required in another territory.

     We have decided to franchise the territories separately, so that there will be seven (7) separate franchises and franchise agreements.

     You will participate in the One Way Truck Rental Program. Each separate franchise must have appropriate trucking facilities (sometimes referred to herein as a "Master facility") not just for the One Way Program, but to service and offer a full product mix of vehicles licensed. The full service "Master facility" may be a combined car and truck facility. For example, for each and every one of your territories, you must provide at least one facility that is full service and that accommodates all aspects of the vehicle rentals licensed. If you meet the minimum vehicle requirements and you fail to abide by the facility requirements, that would also constitute a default in the performance requirements and would be subject to the same notice requirements, remedies and alternatives of the franchisor as contained in the franchise agreement and as provided therein for a failure to maintain a specified number of vehicles. We do not want you to agree to more than you are comfortable with, but we also do not want to license territory that will not be







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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 5


developed by you or your successor.

     Franchise Fee and Royalty Fee. We will require the following fees. $10,000 will be paid as a down payment for all of the seven new franchises, towards a total purchase price of $70,000. Said $60,000 of the total purchase price shall be payable in the form of a five year fully amortized promissory note bearing interest at the rate of ten percent (10%) per annum, payable annually on each and every anniversary date following the date of said promissory note.

     BRAC-OPCO, Inc. shall own all of the seven separate franchises and SoCal and its partners shall all jointly and severally guaranty all obligations of BRAC-OPCO, Inc. and the transfers of one or more of the franchises shall be subject to the terms and conditions of the franchise agreement. The guarantees shall be similar in form and substance to those contained in the guarantees signed by SoCal in connection with the Ractor and TransPac transfers to BRAC-OPCO.

     In general, royalties charged would be 12% of time, mileage and C.D.W.; 8% of time, mileage and C.D.W. on long term rentals (i.e., six months or longer, but less than 12 months); and 3% of time, mileage and C.D.W. on long term leases of twelve months or greater. Royalties of 5% of time, mileage and C.D.W. would be charged on One Way Truck Rental vehicles owned by Budget Rent a Car Corporation of Illinois, through January 1, 1990 and possibly modified thereafter, since this is an experimental program being test marketed by Budget Rent a Car Corporation.

     In the event Budget Rent a Car Corporation offers to you as our ifranchisee the Truck Allowance Program that has been discussed ("TAPS"), then we will participate in that program if implemented. To date, there is no written commitment from Budget Rent a Car Corporation to offer such a program, but if it is implemented (and we were told it will be) by Budget Rent a Car Corporation, then we will participate in the program. This would be an incentive program that is anticipated to reduce your fees on an incremental basis for additional trucks purchased in 1989 by approximately 4.5% to a total royalty of 7.5% on the increment. We are not certain of the details of the program at this time and this is not intended as an inducement for you to enter into any agreements and we would not even mention it in this letter, but for the fact that you are aware of the possible program and you requested our commitment that we will participate in the program as presently announced. You must consult the franchise agreement for specific charges.

     This agreement is entered into in connection with the transfer of the TransPac and Ractor franchise agreements and those claims of SoCal and BRAC-OPCO, Inc. and any parties affiliated thereto, to operate a truck rental business in the territories identified in this letter agreement only. This letter agreement has no affect on and does not compromise or otherwise effect the rights, claims and remedies of the parties in connection with the subject matter of that lawsuit currently






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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 6

pending in Los Angeles Superior Court entitled Transportation and Storage Associates v. Budget Rent a Car Corporation, LASC Case No. 0718 904.

     This letter will constitute an agreement between our respective companies, our successors and assigns, and it will be subject to all of the terms and conditions of your future franchise agreements and all additions, modifications and renewals thereof. As franchisors yourselves, you understand we will need to comply with the applicable laws before the franchise is effective. Nonetheless, this letter agreement shall constitute an agreement to proceed as set forth above and to cooperate towards the foregoing objectives. Nothing contained herein shall be construed or deemed as the offer or sale of a franchise or violative of applicable franchising laws and you hereby covenant and warrant not to raise any objections or complaints now or in the future on the






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Budget Rent a Car of Southern California
BRAC-OPCO, Inc.
October 23, 1989
Page 7


basis of a violation of applicable franchising laws in connection with this letter agreement or the subject hereof, including without limitation, the future franchising contemplated hereunder. Upon the execution of the Franchise Agreement, this letter agreement shall become null and void and the only operative agreement between the parties shall be the Franchise Agreement and the renewals thereof with respect to the foregoing.

                             Very truly yours,

                             TRANSPORTATION AND STORAGE ASSOCIATES,
                             d.b.a., Budget Rent a Truck of Southern California



                             BY:/s/ Walter J. Rosenthal
                                -------------------------------
                                WALTER J. ROSENTHAL, President

IT IS SO AGREED AND UNDERSTOOD:

BUDGET RENT A CAR OF SOUTHERN CALIFORNIA,
A California General Partnership ("SoCal")


BY:        /s/ Jeff Mirkin
   -----------------------
ITS:           Partner

BRAC-OPCO, INC., a California Corporation


BY:        /s/ Jeff Mirki
   -----------------------
ITS:           President


           /s/ Jeff Mirkin
- ----------------------
JEFF MIRKIN

           /s/ Rubin Bird
- ----------------------
RUBIN BIRD


cc:      Russell L. Berney, Esq.